Exhibit 10.12

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (“Amendment”) is made and entered into as of the 3rd day of March, 2024 (“Effective Date”), by and between NE IND OWNER-1 LLC, a Delaware limited liability company (“Landlord”), and NOCOPI TECHNOLOGIES, INC., a Maryland corporation (“Tenant”).

BACKGROUND:

WHEREAS, Landlord, as successor in interest to GMBC-4, LP, a Pennsylvania limited partnership, and Tenant are parties to that certain Lease Agreement dated December 12, 2013 (the “Lease”), with respect to approximately 6,126 rentable square feet (“Premises”) within Suite 104 of the building located at 480 Shoemaker Road (the “Building”) in the Gulph Mills Business Center in the Township of Upper Merion, Montgomery County, Pennsylvania (the “Property”).

WHEREAS, the term of the Lease is set to expire on April 30, 2024, and the parties have agreed to extend the term of the Lease, as more specifically set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties intending to be legally bound hereby agree as follows:

1. Recitals; Defined Terms. The above recitals are true and correct and are incorporated herein as if set forth in full. All defined terms in this Amendment shall have the same meaning as in the Lease, except if otherwise noted herein. Except as specifically amended herein, the Lease shall continue in full force and effect in accordance with its stated terms and conditions, provided, however, that the Lease from and after the date of this Amendment shall mean the Lease as amended by this Amendment.

2. Term. Landlord and Tenant acknowledge that Tenant previously exercised its only option to renew the Term of the Lease, which provided for a Term that expires on April 30, 2024. Nonetheless, the parties hereby agree that the Term is hereby extended for thirteen (13) months commencing on May 1, 2024, and expiring on May 31, 2025 (the “Extended Term”).

3. Base Rent. The Base Rent for the Extended Term is as follows:

	Annual Base Rent	Monthly Base Tent
May 1, 2024 – May 31, 2025	$85,764.00	$7,147.00

Provided that no Default has occurred, Landlord agrees to abate one hundred percent (100%) of the first monthly installment of Base Rent payable by Tenant during the Extended Period (the “Rent Abatement Period”). Tenant shall pay Additional Rent during the Rent Abatement Period. The foregoing rental concession shall be null and void “ab initio” if Landlord at any time terminates this Lease or re-enters or repossesses the Premises on account of any Default of Tenant under this Lease, and Landlord shall be entitled to recover from Tenant, in addition to all other amounts Landlord is entitled to recover, the amount of such rental concession.

4. Additional Rent. Sections 9(a), 9(b) and 9(d) of the Lease are hereby deleted in their entirety and replaced with the following:

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(a)   Operating Costs. During each calendar year or portion thereof during the Term, Tenant shall pay as Additional Rent to Landlord, without diminution, set-off or deduction, Tenant’s Share of Operating Costs incurred during such calendar year (“Tenant’s Share of Operating Costs”). “Tenant’s Share” shall mean a percentage determined by a fraction, the numerator of which is the square footage of the Premises and the denominator of which is the square footage within the Building. As of the date hereof, Tenant’s Share is approximately 12.41%. Tenant shall make monthly installment payments toward Tenant’s Share of Operating Costs on an estimated basis, based on Landlord’s reasonable estimate of Operating Costs for such calendar year or portion thereof. Such payments shall commence on at the commencement of the Extended Term and shall be made on the first day of each month thereafter throughout the Term, in an amount equal to one-twelfth (1/12th) of Landlord’s estimate of Tenant’s Share of Operating Costs for the then-current calendar year or portion thereof. If at any time or times during such calendar year, it appears to Landlord that Tenant’s Share of Operating Costs for such calendar year will vary from Landlord’s estimate by more than five percent (5%) on an annualized basis, Landlord may, by written notice to Tenant, revise its estimate for such calendar year and Tenant’s estimated payments hereunder for such calendar year shall thereupon be based on such revised estimate. Landlord shall use good faith efforts to provide, within one hundred twenty (120) days after the end of each calendar year, a statement (the “Operating Costs Expense Statement”) setting forth the total actual Operating Costs for such calendar year and Tenant’s Share of Operating Costs for such calendar year. Within fifteen (15) days after the delivery of such Operating Costs Expense Statement, Tenant shall pay to Landlord any deficiency between the amount shown as the actual Tenant’s Share of Operating Costs payable by Tenant for such calendar year and the estimated payments made by Tenant toward such amount in accordance with this Section 10. In the case of excess estimated payments, the excess shall be applied against estimated payments of Tenant’s Share of Operating Costs and/or Tenant’s Share of Taxes for the subsequent calendar year, unless the Lease shall have expired, in which event Landlord shall refund such excess to Tenant, without interest, with the delivery of the Operating Costs Expense Statement (provided that all of Tenant’s obligations under this Lease have been satisfied). The term “Operating Costs” means all costs and expenses incurred by Landlord with respect to the ownership, maintenance, administration, accounting, and operation of the Premises including, but not limited to costs of: Common Area utilities; maintenance, repair and replacement of all portions of the Premises, including without limitation, paving and parking areas, roads, roofs (except that Landlord is responsible for replacement of the roof as provided in Section 31(a)(i), Tenant being responsible only for Tenant’s Share of the cost of roof repairs; it being understood that costs and expenses covered by any warranties shall not be included in Operating Costs), roof membrane, alleys, and driveways; mowing, snow removal, landscaping, and exterior painting; the cost of maintaining utility lines, fire sprinklers and fire protection systems, exterior lighting and mechanical and building systems serving the Building; amounts paid to contractors and subcontractors for work or services performed in connection with any of the foregoing; fees payable to tax consultants and attorneys for consultation and contesting taxes; property management fees in an amount not to exceed three percent (3%) of the annual gross revenue of the Property; any and all condo fees, association changes, or similar such charges (if any) chargeable by any common association of which the Property (or any part thereof) is a part, salaries of or payments to building managers, engineers, technicians, or similarly situated individuals along with the expenses for any tools, machinery, travel expenses, or technology or communications expenses used or useful in the operation of the Building; the cost of any insurance deductibles for insurance required to be maintained by Landlord hereunder (which deductibles are required to be paid in order for Landlord to receive insurance proceeds); security services, if any; additions or alterations made by Landlord to the Building in order to comply with applicable laws which were not applicable to the Building or the Premises, as the case may be, at the time the same was constructed (other than those expressly required herein to be made by Tenant), provided that the cost of such additions or alterations that are required to be capitalized for federal income tax purposes shall be amortized on a straight line basis over a period equal to the useful life thereof for federal income tax purposes and included in Operating Costs only to the extent of the amortized amount for the respective calendar year; and costs for capital expenditures (meaning those expenditures which, in accordance with generally accepting accounting principles, are not fully chargeable to current expense in the year the expenditure is incurred), provided that capital expenditures may only be passed through to Tenant if such expenditures are required by applicable laws or are reasonably calculated to reduce Operating Costs chargeable to Tenant, the costs of which shall be amortized on a straight line basis over a period equal to the useful life thereof for federal income tax purposes and included in Operating Costs only to the extent of the amortized amount for the respective calendar year. In addition, Operating Costs shall include (i) Real Estate Taxes (hereinafter defined) for each calendar year during the Lease term, and (ii) the cost of insurance maintained by Landlord for the Premises for each calendar year during the Lease term. The cost incurred in connection with any exterior painting shall be billed as part of Operating Costs in the calendar year in which such costs are incurred.

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(b)   Real Estate Taxes. During each calendar year or portion thereof during the Term, Tenant shall pay as part of Operating Costs to Landlord, without diminution, set-off or deduction, Tenant’s Share of Real Estate Taxes incurred in such calendar year (“Tenant’s Share of Taxes”). For purposes of this Lease, “Real Estate Taxes” shall mean all taxes and assessments, general or special, ordinary or extraordinary, foreseen or unforeseen, assessed, levied or imposed upon the Property (including without limitation the Land, the Building and all other improvements located on the Land), or assessed, levied or imposed upon the fixtures, machinery, equipment or systems in, upon or used in connection with the operation of the Property or any portion thereof under the current or any future taxation or assessment system or modification of, supplement to, or substitute for such system. Real Estate Taxes shall include any Business Improvement districts fees and use and occupancy taxes (if applicable). Real Estate Taxes shall include all reasonable expenses (including, but not limited to, attorneys’ fees, disbursements and actual costs) incurred by Landlord in obtaining or attempting to obtain a reduction of such taxes, rates or assessments, including any legal fees and costs incurred in connection with contesting or appealing the amounts or the imposition of any Real Estate Taxes. Landlord shall have the right to pay any special assessment by installments, and in such event Real Estate Taxes shall include such installments and interest paid on the unpaid balance of the assessment.

(c)   Additional Provisions; Operating Costs and Real Estate Taxes. Tenant’s Share of Operating Costs (which shall include Tenant’s Share of Taxes) for any partial calendar year shall be prorated, with such prorated amount to be determined by multiplying the amount of Tenant’s Share of Operating Costs, as applicable, for the full calendar year by a fraction, the numerator of which is the number of days during such partial calendar year falling within the Lease Term and the denominator of which is 365. Any amount payable by Landlord to Tenant or Tenant to Landlord with respect to the final partial calendar year of the Term shall be payable within thirty (30) days after delivery by Landlord to Tenant of the applicable Expense Statement with respect to such calendar year. In addition to Tenant’s Share of Operating Costs: (i) Tenant shall pay to Landlord Tenant’s Share of any taxes imposed upon the Premises, the Property, the Land or the rents payable hereunder in the nature of a sales or use tax or other levy (but not including any income or net profits tax); and (ii) Tenant shall pay, prior to delinquency, all personal property taxes payable with respect to all fixtures, furniture, equipment and other personal property of Tenant located in the Premises or the Building and shall provide promptly, upon request of Landlord, written proof of such payment. If Landlord does not determine its estimate for the then current calendar year of Tenant’s Share of Operating Costs and/or Tenant’s Share of Taxes until February 1 or later, Tenant shall continue to make such payments at the prior calendar year’s rate, and in such event, Tenant’s first such estimated payment installment after such estimate is first made or updated shall include, retroactively, any increases in the monthly estimated payments applicable since January 1 of the same calendar year.

 5. Maintenance and Repairs. Section 31 of the Lease is hereby deleted in its entirety and replaced with the following:

31.	Maintenance and Repairs.

(a) Landlord Repairs and Maintenance. (i) Landlord’s maintenance and repair obligations to be performed at Landlord’s sole cost and expense (but in some cases as a part of Operating Costs) are limited to the replacement of the Building’s roof and maintenance of the foundation (excluding the slab), footings and structural members of the exterior walls, reasonable wear and tear and uninsured losses (to the extent not covered by insurance required to be carried by Landlord) and, subject to Sections 14 and 15(e) of the Lease, damages caused by Tenant or an agent, employee, contractor, or subcontractor of Tenant (a “Tenant-Related Party”) excluded. The term “walls” as used in this Section 31 shall not include windows, glass or plate glass, doors or overhead doors, special store fronts, dock bumpers, dock plates or levelers, or office entries, all of which shall be maintained by Tenant. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Section 31(a), after which Landlord shall have a reasonable opportunity to repair such item.

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(ii) Landlord shall also maintain in good repair and condition the roof, parking areas and other so called common areas of the Property, including, but not limited to driveways, alleys, landscape and grounds surrounding the Building, the cost of such maintenance, repair and replacement to be paid in accordance with Section 9 of the Lease. Landlord’s obligation to make repairs shall be limited to the express obligations stated herein, and Tenant hereby waives the right to make repairs at Landlord’s expense under any Law. All expenses incurred by Landlord pursuant to this Section 31(a) (to the extent not payable directly by Tenant as above provided) will be included within Operating Costs (hereinafter defined).

(b) Tenant Repairs and Maintenance. (i) Tenant, at its sole expense, shall repair, replace and maintain in good condition all portions of the Premises and all areas (other than the so called common areas of the Property which are Landlord’s responsibility as set forth in Section 31(a)(i) above), improvements and systems exclusively serving the Premises including, without limitation, dock, dock equipment and loading areas, dock doors, plumbing, water, and sewer lines from points of entry into the Building, entries, doors, ceilings, windows, interior walls, and the interior side of demising walls, and heating, ventilation and air conditioning systems, and other building and mechanical systems serving the Premises. Such repair and replacements include capital expenditures and repairs whose benefit may extend beyond the Term. Maintenance, repair, and replacement of the heating, ventilation and air conditioning systems and other mechanical and building systems serving the Premises shall be at Tenant’s expense. Tenant shall enter into a regularly scheduled quarterly preventive maintenance/service contract (“Service Contract”) with a maintenance contractor reasonably acceptable to Landlord for servicing all heating, ventilation, and air conditioning systems and equipment exclusively serving the Premises (collectively, the “HVAC System”), including portions thereof which may be located outside of the Premises. Tenant shall deliver full and complete copies of the Service Contract to Landlord within ten (10) days after Landlord’s request. Tenant shall promptly undertake and complete the repairs and/or replacements recommended by such maintenance contractor during the Term of this Lease. In the event Tenant fails, in the reasonable judgment of Landlord, to maintain the Premises in accordance with the obligations under this Lease, which failure is not cured within fifteen (15) days following delivery of written notice to Tenant stating the nature of the failure, or in the case of an emergency immediately without prior notice, Landlord shall have the right to enter the Premises and perform such maintenance, repairs, replacements or refurbishing at Tenant’s sole cost and expense (including a sum for overhead to Landlord equal to ten percent (10%) of the costs of maintenance, repairs, replacements or refurbishing). Tenant shall maintain written records of all maintenance, repairs and replacements and shall use certified and licensed technicians to perform all such maintenance, repairs and replacements.

(ii) In the event that any maintenance, repair or replacement obligation required to be performed by Tenant hereunder may affect the structural integrity of the Building (e.g., roof, foundation, structural members of the exterior walls), prior to commencing any such maintenance, repair or replacement, Tenant shall provide Landlord with written notice of the necessary maintenance, repair and/or replacement and a brief summary of the structural component or components of the Building that may be affected by such maintenance, repair or replacement. Within ten (10) business days after Landlord’s receipt of Tenant’s written notice Landlord shall have the right, but not the obligation, to elect to cause such maintenance, repair or replacement to be performed by Landlord, or a contractor selected and engaged by Landlord, but at Tenant’s sole cost and expense provided such costs are competitive for the market. The foregoing sentence is not intended to obligate Tenant to pay for maintenance, repair or replacement to those structural items which are Landlord’s responsibility pursuant to Section 31(a)(i) above, but shall only require Tenant to pay for the maintenance, repairs or replacements to such structural components to the extent such maintenance, repairs or replacements is necessitated due to the performance of Tenant’s maintenance, repair or replacement obligations pursuant to this Section 31(b)(ii). Subject to Section 15(e) of the Lease, Tenant shall bear the full cost of any maintenance, repair or replacement to any part of the Premises that results from damage caused by Tenant or a Tenant-Related Party.

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6. Rent Payment Address. Tenant shall send payments of Base Rent and Additional Rent hereunder to Landlord, by ACH via the “RentPayment” portal identified below OR overnight mail.

The RentPayment portal link to set up an account is as follows:

https://portal.rentpayment.com/pay/createLoginIntegration.html?pc=2svtgt24

All overnight mail sent should be sent to the address listed below and should include the Lockbox Number and Name as follows:

NE IND OWNER-1 LLC LOCKBOX NUMBER 821377

525 Fellowship Road, Suite 330 Mt. Laurel, NJ 08054-3415

7. Landlord’s Notice Address: The address for notices to Landlord under the Lease is hereby amended as follows:

To Landlord:NE IND OWNER-1 LLC c/o MRP Realty

3050 K Street NW, Suite 125

Washington, DC 20007 Attn: Rick Saas

With a copy to: Spruce Law Group, LLC

1622 Spruce Street

Philadelphia, PA 19103

Attn: Jason R. Sieminski, Esquire

8. Events of Default. There are no defaults or events that with the passage of time or notice would constitute a default by Landlord under the Lease. Landlord is in full compliance with all of the terms, conditions and covenants of the Lease. Tenant has no actual knowledge of any claims by it or others against Landlord relating to the Property or the Premises.

9. Counterparts; Electronic Signatures. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original without the production of any other counterpart. Any signature hereto delivered by Landlord or Tenant by electronic transmission (e.g., DocuSign), legible facsimile transmission or pdf by email shall be deemed to be an original signature hereto, but the failure to deliver a manually executed counterpart shall not affect the delivery, enforceability or binding effect of this Amendment.

10. Ratification; Other Provisions. Except as expressly modified herein, the parties ratify and confirm the provisions of the Lease. In the event of any conflict between the terms and conditions set forth in this Amendment and those set forth in the Lease, the terms and conditions of this Amendment shall control.

Specifically, and without limiting the ratification of other provisions, Section 19 of the Lease entitled “Confession of Judgment for Possession of Real Property” is hereby ratified and restated in its entirety:

Confession of Judgment for Possession of Real Property.

LESSEE COVENANTS AND AGREES THAT IF THIS LEASE SHALL BE TERMINATED (EITHER BECAUSE OF CONDITION BROKEN DURING THE TERM OF THIS LEASE OR ANY RENEWAL OR EXTENSION THEREOF AND/OR WHEN THE TERM HEREBY CREATED OR ANY EXTENSION THEREOF SHALL HAVE EXPIRED) THEN, AND IN THAT EVENT, LESSOR MAY CAUSE A JUDGMENT IN EJECTMENT TO BE ENTERED AGAINST LESSEE FOR POSSESSION OF THE DEMISED PREMISES, AND FOR THAT PURPOSE LESSEE HEREBY AUTHORIZES AND EMPOWERS ANY PROTHONOTARY, CLERK OF COURT OR ATTORNEY OF ANY COURT OF RECORD TO APPEAR FOR LESSEE AND CONFESS JUDGMENT AGAINST LESSEE IN EJECTMENT FOR POSSESSION OF THE HEREIN DEMISED PREMISES, AND AGREES THAT LESSOR MAY COMMENCE AN ACTION PURSUANT TO PENNSYLVANIA RULES OF CIVIL PROCEDURE NO. 2970 ET. SEQ. FOR THE ENTRY OF AN ORDER IN EJECTMENT FOR THE POSSESSION OF REAL PROPERTY, AND LESSEE FURTHER AGREES THAT A WRIT OF POSSESSION PURSUANT THERETO MAY ISSUE FORTHWITH, FOR WHICH AUTHORIZATION TO CONFESS JUDGMENT AND FOR THE ISSUANCE OF A WRIT OR WRITS OF POSSESSION PURSUANT THERETO, THIS LEASE, OR A TRUE AND CORRECT COPY THEREOF, SHALL BE SUFFICIENT WARRANT. LESSEE FURTHER COVENANTS AND AGREES, THAT IF FOR ANY REASON WHATSOEVER, AFTER SAID ACTION SHALL HAVE COMMENCED THE ACTION SHALL BE TERMINATED AND THE POSSESSION OF THE DEMISED PREMISES SHALL REMAIN IN OR BE RESTORED TO LESSEE, LESSOR SHALL HAVE THE RIGHT UPON ANY SUBSEQUENT DEFAULT OR DEFAULTS, OR UPON THE TERMINATION OF THIS LEASE AS ABOVE SET FORTH TO COMMENCE SUCCESSIVE ACTIONS FOR POSSESSION OF THE PREMISES LEASED HEREUNDER.

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11.	Miscellaneous.

(a) This Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

(b) If either Landlord or Tenant is a corporation, limited liability company, partnership or other entity, each individual executing this Amendment on behalf of said organization represents and warrants that he or she is duly authorized to execute and deliver this Amendment on behalf of said organization in accordance with a duly adopted resolution or other applicable authorization of said organization, and that this Amendment is binding upon said organization in accordance with its terms.

(c) This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of law principles.

[Signature Page Follows]

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[SIGNATURE PAGE TO FIRST AMENDMENT TO LEASE]

The parties have duly executed and agreed to be bound by this Amendment by the signatures below.

LANDLORD:	TENANT:

NE IND OWNER-1 LLC,	NOCOPI TECHNOLOGIES, INC.,
a Delaware limited liability company	a Maryland corporation

By: /s/ Zach Wade	By: /s/ Michael Liebowitz
Name: Zach Wade	Name: Michael Liebowitz
Title: Vice President	Title: Chief Executive Officer
Date: 3/3/2024	Date: 3/1/2024

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